Exhibit 99

Total Logistics, Inc.

700 N. Water Street, Suite 1200

Milwaukee, Wisconsin 53202

Telephone (414) 291-9000

Facsimile (414) 291-9061

NEWS RELEASE

For Immediate Release	Contact: William T. Donovan
April 20, 2004	President and CEO
(414) 291-9000

Total Logistics, Inc. Reports Continued Strong

Earnings Growth for First Quarter

Milwaukee, WI – Total Logistics, Inc. (Nasdaq:TLCX (formerly CTOO)) announced today its financial results for the first quarter ended March 31, 2004. Net earnings for the first quarter of 2004 of $1,088,000 nearly doubled the prior year’s first quarter earnings of $566,000. Diluted earnings per share in the first quarter of 2004 were $.20 compared to $0.10 per diluted share, reported for last year’s first quarter. Consolidated revenues for the first quarter increased 13.1 percent to $73.7 million, with revenue growth coming from both the Logistic Services and Product Sales segments.

In addition, the Company announced shareholder approval of its name change from C2, Inc. to Total Logistics, Inc. effective today. The Company has also changed its website address to www.totallogisticsinc.com. All other contact information will remain the same.

Commenting on the results, William T. Donovan, President and CEO said, “We are pleased to report the continuation of our strong earnings growth for the first quarter of 2004. Our businesses are performing well and both have strong growth and earnings momentum. Total Logistic Control (TLC) continues to win important new long-term contracts to provide dedicated facility management services and dedicated logistic service programs with major food, beverage and industrial companies. These programs drive our growth in a very efficient manner as we have minimal capital investment requirements to fund these projects. Zero Zone’s business is operating at a much higher level with a strong order backlog and significant productivity improvement year over year. Our outlook for Total Logistics’ financial performance for the balance of 2004 and beyond is for continued strong growth in revenues and earnings as we execute on our sound, but aggressive business building strategy.”

First Quarter Financial Results:

Revenues for the first quarter ended March 31, 2004 increased 13.1 percent to $73,700,000 due to growth in both the Logistic Services and Product Sales segments. Logistic Services revenues increased 11.8 percent, driven by higher volume primarily in dedicated facility management, and refrigerated warehousing, partially offset by decreased logistics and dry warehousing services. Product Sales increased 16.9 percent to $19,500,000 due primarily to increased refrigerated display case sales, and refrigerated systems sales, partially offset by lower food distribution sales.

Interest expense decreased to $645,000 in the first quarter of 2004, a decrease of $112,000 from the first quarter of 2003. Reduced interest expense reflects lower debt balances in the first quarter of 2004.

Total Logistics, Inc. – News Release

April 20, 2004

Net earnings for the quarter totaled $1,088,000, or $.20 per diluted share, reflecting an increase of 92.4 percent, compared to net earnings of $566,000, or $0.10 per diluted share, reported for last year’s first quarter. Net earnings were attributable to the combined effects of a 40.7 percent increase in earnings from operations, a 14.8 percent decrease in interest expense and a lower tax rate.

As previously announced the Company’s Annual Meeting will take place today at 9:00 A.M. Central Time at the Galleria Conference Room, U.S. Bank Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin. Presentations made at the Annual Meeting will be available for viewing on our web site.

Total Logistics, Inc. (formally C2, Inc.) is a Milwaukee-based public company with two operating businesses, Total Logistic Control and Zero Zone.

Total Logistic Control

TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and packaging and fulfillment services. Operations are conducted through a national network of 40 logistic centers with 30 million cubic feet of refrigerated capacity and over 3 million square feet of dry warehouse space making it the tenth largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 415 tractors with over 723 refrigerated and dry trailers with 3 maintenance facilities. TLC was recently cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the sixth year in a row. TLC is a wholly-owned subsidiary of C2, Inc. More information about TLC is available at www.totallogistic.com.

Zero Zone

Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, general merchandise, convenience and drug store chains for retail merchandising of food, beverage and floral products. In 2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of C2, Inc. More information about Zero Zone is available at www.zero-zone.com.

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management’s expectations. Although we believe our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The forward looking statements involve risk and uncertainties, including but not limited to:

•	Demand for our products and services may be adversely affected by the loss of a material customer, increases in interest rates, adverse economic conditions, increased energy costs, weather or other factors.

Total Logistics, Inc. – News Release

April 20, 2004

•	The Company’s market share may be adversely affected as a result of new or increased competitive conditions including pricing pressure.

•	The Company’s profitability may be adversely affected by performance which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.

•	Consolidation within the food industry or food retailers could negatively impact the Company’s customers.

•	The Company’s profitability may be adversely affected by increases in interest rates due to our capital structure as a portion of our debt is on a floating rate basis.

•	Reliance on a limited number of suppliers in product sales.

•	The Company’s Product Sales profitability may be affected by volatility in metal prices.

Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included are made only as of the date of this report. We are not obligated to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additional information regarding the Company’s business may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings the Company has made or may make with the Securities and Exchange Commission from time to time.

This and other Total Logistics, Inc. news releases and additional corporate data can be found on Total Logistics’ website at www.totallogisticsinc.com.

Total Logistics, Inc. – News Release

April 20, 2004

Total Logistics, Inc.

Consolidated Statement of Earnings

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Logistic Services	$54,215	$48,475
Product Sales	19,484	16,664

	73,699	65,139

Costs and Expenses:
Logistic Expense	48,995	43,159
Cost of Product Sales	15,658	13,904
Depreciation and Amortization	1,789	1,914
Selling, General & Administrative Expenses	4,759	4,386

	71,201	63,363

Operating Income	2,498	1,776

Other Income (Expense):
Interest Expense, net	(645)	(757)
Other Income (Expense)	(39)	—

	(684)	(757)
Earnings before Income Taxes	1,814	1,019

Provision for Income Taxes	726	453

Net Earnings	$1,088	$566

Basic Earnings Per Share	$0.21	$0.11

Diluted Earnings Per Share	$0.20	$0.10

Average Number of Shares Outstanding	5,287,537	5,271,864
Diluted Number of Shares Outstanding	5,575,151	5,541,817

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